Exhibit 21.1

Carbon Zero Technologies International Inc.

Subsidiaries of the Registrant

Subsidiaries	Place of Incorporation

Carbon Zero Technologies (Hong Kong) Limited	Hong Kong

Beijing Bgreen Technology Development Co.	China

Shenzhen Carbon Zero Technology Co. Ltd	China

Shenzhen ABGreen Environmental Protection Technology Co., Ltd. (including Shenzhen ABGreen Environmental Protection Technology Co., Ltd Liaoning Branch)	China

Shenzhen Green Blue Environmental Protection Technology Co., Ltd	China

ABGreen (Fuyang) Environmental Protection Technology Co., Ltd	China

Beijing ABGreen Environmental Technology Co., Ltd	China

Ankang ABGreen Environmental Protection Technology Co. Ltd	China

Shenzhen ABGreen Reverse Supply Chain Co., Ltd	China

Henan Jinyou Metal Technology Co. Ltd	China

Shandong Jinyou Metal Technology Co. Ltd	China

Zhoukou Senbo Environmental Protection Technology Co., Ltd	China

Xie Guan Tonglian (Shenzhen) Technology	China

Shenzhen Yize Environmental Protection Technology Co., Ltd	China

Shenzhen Bgreen Environmental Technology Co., Ltd	China

Shenzhen Carbon Poly Digital Technology Co., Ltd	China

Chuangzhiyuan Environmental Holding (Shenzhen) Co., Ltd	China